EXHIBIT 7

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 30, 2004, is between InterTAN, Inc., a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A., as successor to BankBoston, N.A., c/o EquiServe, Inc., as rights agent (the “Rights Agent”).

R E C I T A L S :

1. The Company and the Rights Agent are parties to a Rights Agreement dated as of September 8, 1999, as amended on February 25, 2004 (the “Agreement”).

2. The Company and Circuit City Stores, Inc., a Virginia corporation (“Parent”), and Winston Acquisition Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), are entering into an Acquisition Agreement and Agreement and Plan of Merger (the “Acquisition Agreement”) dated as of the date hereof, pursuant to which Sub will make a tender offer for 100% of the Company’s Common Shares (the “Offer”) and Sub will be merged into the Company (the “Circuit City Merger”).

3. The Board of Directors of the Company deems it desirable to amend the Agreement pursuant to the provisions of Section 27 of the Agreement to make certain modifications to the Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2. Amendment of Section 1. Section 1 of the Agreement is amended by adding the following defined terms:

“Acquisition Agreement” means that certain Acquisition Agreement and Agreement and Plan of Merger dated as of the date hereof by and among the Company, Parent and Sub, as it may be amended from time to time.

“Circuit City Merger” means the merger of Sub into the Company pursuant to the Acquisition Agreement.

“Circuit City Share Purchase” means the initial purchase of Common Shares by Sub pursuant to the Acquisition Agreement.

“Offer” means the tender offer by Sub for 100% of the Common Shares.

“Parent” means Circuit City Stores, Inc., a Virginia corporation.

“Sub” means Winston Acquisition Corp., a newly-formed Delaware corporation that is a wholly-owned subsidiary of Parent.

3. Amendment of Section 7. Paragraphs (a) and (b) of Section 7 of the Agreement are amended and restated to read in their entirety as follows:

Section 7. Exercise of Rights; Expiration Date of Rights.

(a) Subject to Section 7(e) hereof and except as otherwise provided herein (including Section 24 hereof), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earliest of (i) the close of business on September 21, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, (iv) immediately prior to the effective time of a Restructuring Merger, and (v) immediately prior to the Circuit City Share Purchase, one one-hundredth of a Preferred Share, subject to adjustment from time to time as provided in Section 11 or 13 hereof.

(b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, (iv) immediately prior to the effective time of a Restructuring Merger, and (v) immediately prior to the Circuit City Share Purchase.

4. Amendment of Sections 34 and 35. Sections 34 and 35 of the Agreement are amended and restated to read in their entirety as follows:

Section 34. Exception for Certain Transactions. Notwithstanding any provision of this Agreement to the contrary, (i) neither a Distribution Date, Flip-In Event, Flip-In Trigger Date, Flip-Over Event, nor a Shares Acquisition Date shall be deemed to have occurred, (ii) none of New Parent, Parent, Sub, or any of their Affiliates or Associates, shall be deemed to have become an Acquiring Person, and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Agreement, including without limitation pursuant to any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of a merger agreement providing for a Restructuring Merger, or any amendments thereof approved in advance by the Board of Directors of the Company (each, a “Restructuring Merger Agreement”), (b) the adoption of a Restructuring Merger Agreement by the Company’s stockholders, (c) the exchange of Common Shares pursuant to a Restructuring Merger Agreement, (d) the consummation of any of the transactions contemplated by a Restructuring Merger Agreement in accordance with the provisions thereof, including the Restructuring Merger provided for in such

Restructuring Merger Agreement, (e) the approval, execution or delivery of the Acquisition Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, the announcement of or the consummation of any of the transactions contemplated thereby, or the taking of any of the actions contemplated thereby.

Section 35. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate at the earliest to occur of (a) the effective time of any Restructuring Merger, (b) the Circuit City Share Purchase, or (c) the effective time of the Circuit City Merger.

5. Effectiveness. This Amendment shall be deemed effective as of the first date set forth above. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

INTERTAN, INC.

By:	/s/ JEFFREY A. LOSCH
	Name:	Jeffrey A. Losch
	Title:	Senior Vice President, Secretary and General Counsel

EQUISERVE TRUST COMPANY, N.A., AS SUCCESSOR TO BANKBOSTON, N.A.

By:	/s/ DENNIS V. MOCCIA
	Name:	Dennis V. Moccia
	Title:	Managing Director

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